Exhibit 99.1

NEWS RELEASE
     (a) FOR IMMEDIATE RELEASE
Investor Relations Contacts:
Quintin V. Kneen
Director of Corporate Development
(281) 878-5612
quintin.kneen@grantprideco.com
Matthew D. Fitzgerald
Senior Vice President and CFO
(281) 878-5605
matt.fitzgerald@grantprideco.com
GRANT PRIDECO REPORTS EPS OF $1.07
ON A 33% REVENUE INCREASE AND A LOWER TAX RATE
HOUSTON, TEXAS, February 5, 2007 — Grant Prideco, Inc. (NYSE:GRP) today announced results for its 2006 fourth quarter. Net income increased 79% to $140.1 million ($1.07 per diluted share) on a 33% increase in revenues to $518.1 million. These results compare to net income of $78.4 million ($0.59 per diluted share) on revenues of $388.7 million in last year’s fourth quarter. The results benefited from a reduction in the quarterly effective tax rate to 24% (compared to the third quarter year-to-date rate of 31%) as a result of recognition of additional foreign tax credit carryforwards and a tax rate reduction in China. The lower effective tax rate resulted in a benefit of $13.6 million, or $0.10 per share. In addition, the Company recognized a $3.9 million nonrecurring gain from the settlement of a trade credit dispute, offset by extra costs related to TReX® cutter patent litigation and facility consolidation costs totaling $3.1 million.
“We are pleased to announce another exceptional quarter for Grant Prideco,” commented Michael McShane, Chairman and CEO of Grant Prideco. “Our Drilling Products and Services segment reported record revenues, increasing 24% sequentially as a result of increased pricing and higher volumes, and benefited from the addition of a new weld line at its U.S. manufacturing facility. Our ReedHycalog segment realized the positive effects of the acquisition of Andergauge and our Tubular Technology and Services segment showed a sequential increase in operating income in spite of the weakened U.S. market for Premium Tubular Products.”

Acquisition
On October 13, 2006, the Company acquired Anderson Group Limited and related companies (Andergauge) for $117.7 million, plus the assumption of net debt of approximately $39.9 million. Andergauge is a provider of specialized downhole drilling tools, including the well known AnderReamer and AG-itator, and provides services related to these tools. This business is included in the ReedHycalog segment from the date of acquisition and contributed revenues of approximately $18 million during the fourth quarter.
Operating Income Margins Increase
Consolidated revenues increased by $129.4 million, or 33%, compared to last year’s fourth quarter, as worldwide drilling activity increased by 7%. Consolidated operating income margins increased to 30.8% from 23.8% for the same prior-year period. Selling, general and administrative costs increased by $18.4 million due primarily to the addition of Andergauge ($7.7 million impact) and $2.5 million in TReX patent litigation costs. The Company also settled a trade credit dispute resulting in a gain of $3.9 million during the quarter.
Other Items
Interest expense increased slightly reflecting borrowings in the fourth quarter of 2006 related to the Andergauge acquisition in October 2006. Equity income from the Company’s investment in Voest-Alpine Tubulars increased to $34.3 million from $24.4 million in last year’s fourth quarter due to increased volumes and pricing of its seamless tubulars, primarily in international markets. Other income (expense) remained relatively flat year-over-year.
The Company’s effective tax rate was 23.7% for the fourth quarter of 2006 (29.1% year-to-date) compared to 27.2% in last year’s fourth quarter (31.1% for fiscal 2005). The reduction in the annual rate to 29.1% results primarily from additional utilization of foreign tax credit carryforwards, research and development credits, a reduction in the tax rate in China and increased domestic manufacturing deductions. For fiscal 2007, the Company expects its effective tax rate to be in the range of 30-31%.
SEGMENT RESULTS
Drilling Products and Services
Revenues for the Drilling Products and Services segment were a record $266.4 million during the quarter, representing a 54% increase over last year’s fourth quarter and a 24% sequential quarter increase. Operating income increased by 103% to $100.5 million and operating income margins increased to 38% from 29% in last year’s fourth quarter. These results primarily reflect increased volumes and improved pricing related to drill pipe sales. Drill pipe footage sold increased by 43% and average sales price per foot increased by 18%. Additionally, heavyweight drill pipe and drill collar sales had increased activity year-over-year. Total backlog for this segment was $1.1 billion at December 31, 2006 and backlog relating to 2007 deliveries increased by almost $100 million sequentially. Total backlog decreased sequentially due to high fourth quarter deliveries and an intentional delay in booking 2008 orders until better market visibility was obtained. Bookings have returned to normal levels thus far during 2007.
ReedHycalog
Revenues for the ReedHycalog (formerly Drill Bits) segment increased by 26% to $143.6 million. A majority (60%) of the increase was related to the acquisition of Andergauge. Operating income increased by 38% to $42.3 million and operating income margins increased to 29% from 27% in last year’s fourth quarter. Excluding Andergauge, these increases reflect increased U.S. and international rig counts, higher volumes and improved pricing of its new fixed cutter product lines in the U.S. market and improved rental fleet management, partially offset by increased incentive costs. Canadian drill bit revenues declined due to lower drilling activity caused by softening natural gas prices and weather related delays, however international drill bit revenues increased by 13% due to higher prices with the largest increases in Saudi Arabia, Russia and Kazakhstan. Sequentially, operating income margins declined due to geographic mix, lower margins in the Andergauge business and year-end incentive costs.
Tubular Technology and Services
Revenues for the Tubular Technology and Services segment increased by 6% to $107.4 million during the fourth quarter of 2006. Operating income increased by 10% to $30.7 million and operating income margins increased to 29% from 28% in last year’s fourth quarter. These results reflect increased volumes at this segment’s XL Systems and Tube-Alloy divisions due to increased international activity and the negative impact on last year’s fourth quarter results from hurricanes in the Gulf of Mexico. Additionally, this segment’s TCA heat-treating facility had improved pricing year-over-year, however volumes were lower due to reduced distributor purchases as they focused on reducing year-end inventory levels.
Corporate/Other
     Corporate/Other operating loss for the fourth quarter of 2006 decreased to $14.1 million from $15.7 million for the same period last year. The operating loss includes a benefit of $3.9 million related to a favorable trade credit settlement, partially offset by increased legal and incentive costs. Additionally, operating losses related to the Company’s IntelliServ division decreased compared to last year’s fourth quarter due to current year revenues and operating efficiencies as this division transitions from product development to commercial activity.
     In January 2007, IntelliServ successfully completed its first commercial project for Petronas in the Andaman Sea, offshore Myanmar, with 100% network uptime. The customer has confirmed that the IntelliServ® Network was the key enabling technology to allow the prospect to be drilled safely. Only the IntelliServ Network enables transmission of pressure data gathered by downhole tools when the mud flow is suspended. The Company has recently begun its second commercial project, for BP in the U.S. Rockies.
     The IntelliServ Network has recently received two major awards, the World Oil New Horizons Idea Award and was the winner of the Emerging Innovation/Technology category at the Offshore Energy Achievement Awards.
     OUTLOOK
     Chairman and CEO, Michael McShane commented, “Looking forward, our Drilling Products and Services and ReedHycalog segments are expected to have continued growth in 2007. International business and new products in our Tubular Technology and Services are expected to remain strong through 2007, although we are expecting a further softening of our domestic premium connections and tubular processing businesses during the first quarter. We are currently forecasting relatively flat worldwide drilling activity levels during 2007, with a softening Canadian market offset by an increase in the international rig count. We are forecasting U.S. drilling activity to be similar to 2006, with the possibility of a small decrease should commodity prices weaken further. In this environment, we would expect an increase in 2007 EPS to $3.90 to $4.00 per diluted share, with strong Drilling Products backlog levels providing good earnings visibility throughout 2007.”
     Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is the world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit and specialty tools, manufacturing, sales and service; and a leading provider of high-performance engineered connections and premium tubular products and services.
     Conference Call
     Grant Prideco’s conference call to discuss fourth quarter financial results is scheduled for Tuesday, February 6, 2007 at 8:30 a.m. EST, (7:30 a.m. CST, 5:30 a.m. PST) and is accessible by dialing (800) 374-1805. For further information on the call or the webcast, please visit the Company’s website at www.grantprideco.com or see the Company’s press release announcing the earnings conference call dated January 12, 2007.
     To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Grant Prideco’s website.
This press release contains, and statements made during our conference call relating to this press release may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco’s prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Grant Prideco’s products, expectations for modestly improving demand for our drill stem products, increased competition in the Company’s premium connection markets, expectations relating to Grant Prideco’s ability to maintain and increase pricing in its various product lines, expectations that we will be able to pass through raw material price increases to our customers, foreign currency issues and unexpected changes in exchange rates, impact of geo-political and other events affecting international markets and trade, Grant Prideco’s ability to remain on the leading edge of technology in its products and successfully introduce and integrate new products and processes, the impact of international and domestic trade laws, unforeseen or unexpected litigation or claims, manufacturing difficulties and disruptions, and Grant Prideco’s assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco’s forward-looking statements. These results should be considered preliminary until the Company files its Form 10-K with the Securities and Exchange Commission.

GRANT PRIDECO, INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)
Income:
Revenues	$518,135	$388,726	$1,815,693	$1,349,997
License and royalty income	—	—	20,000	—
	518,135	388,726	1,835,693	1,349,997

Operating Expenses:
Cost of sales	274,875	226,855	970,255	776,486
Sales and marketing	46,323	35,951	158,411	137,133
General and administrative	31,483	25,506	111,426	99,732
Research and engineering	9,860	7,776	35,123	25,693
Other items	(3,900)	—	(3,900)	—

	358,641	296,088	1,271,315	1,039,044

Operating Income	159,494	92,638	564,378	310,953
Interest Expense	(5,026)	(4,770)	(16,131)	(29,148)
Other Income (Expense), Net	(1,958)	(1,858)	(3,684)	5,655
Equity Income in Unconsolidated Affiliates	34,317	24,410	125,597	58,259
Refinancing Charges	—	—	—	(57,086)

Income Before Income Taxes and Minority Interests	186,827	110,420	670,160	288,633
Income Tax Provision	(44,293)	(30,034)	(195,215)	(89,680)

Income Before Minority Interests	142,534	80,386	474,945	198,953
Minority Interests	(2,439)	(1,990)	(10,361)	(9,949)

Net Income	$140,095	$78,396	$464,584	$189,004

Basic Net Income Per Share:	$1.09	$0.60	$3.56	$1.49
Basic weighted average shares outstanding	128,615	129,881	130,510	127,236

Diluted Net Income Per Share:	$1.07	$0.59	$3.50	$1.45
Diluted weighted average shares outstanding	130,658	132,724	132,674	130,467

Cash Flow Data:
Depreciation and amortization	$14,241	$12,676	$50,255	$46,632
Cash provided by operating activities	128,040	68,987	393,068	194,676
Cash used in investing activities	(136,061)	(19,557)	(205,442)	(69,672)
Cash used in financing activities	(33,061)	(44,671)	(158,779)	(144,180)
Capital expenditures (a)	35,766	9,177	100,238	29,501

	December 31,	December 31,
	2006	2005
	(Unaudited)
Balance Sheet Data:
Total assets	$2,021,272	$1,540,284
Total debt	245,852	224,529
Total liabilities	661,303	544,129
Stockholders’ equity	1,359,969	996,155

Backlog at Period End	$1,181,952	$813,582

(a)	Capital expenditures for property, plant, and equipment excludes acquisitions of businesses.

GRANT PRIDECO, INC.
SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Drilling Products and Services	$266,441	$173,021	$888,661	$598,900
ReedHycalog	143,617	114,380	504,648	398,227
Tubular Technology and Services	107,371	101,325	420,600	352,870
Corporate and Other	706	—	1,784	—

	$518,135	$388,726	$1,815,693	$1,349,997

Operating Income (Loss):
Drilling Products and Services	$100,518	$49,622	$323,189	$176,181
ReedHycalog	42,329	30,691	185,087	98,616
Tubular Technology and Services	30,749	28,047	119,752	88,286
Corporate and Other	(14,102)	(15,722)	(63,650)	(52,130)

	$159,494	$92,638	$564,378	$310,953

Depreciation and Amortization:
Drilling Products and Services	$3,569	$3,538	$13,495	$13,884
ReedHycalog	6,142	4,362	18,620	15,939
Tubular Technology and Services	2,639	2,855	11,319	11,667
Corporate and Other	1,891	1,921	6,821	5,142

	$14,241	$12,676	$50,255	$46,632

Capital Expenditures for Property, Plant and Equipment:
Drilling Products and Services	$8,534	$2,424	$28,019	$10,456
ReedHycalog	10,579	1,337	24,847	6,224
Tubular Technology and Services	8,078	3,191	18,256	7,775
Corporate and Other	8,575	2,225	29,116	5,046

	$35,766	$9,177	$100,238	$29,501